Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Second Quarter 2012 Results

For Immediate Release

Monday, August 13, 2012

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the second quarter and six months ended June 30, 2012.

As previously announced, Polymer Group, Inc. finalized the merger with an affiliate of the Blackstone Group, along with co-investors, and certain members of the Company’s management (the “Merger”) on January 28, 2011, and became a privately held company.

In this press release, prior-year six month results, which include the January 2 to January 28, 2011, and January 29 to July 2, 2011, periods, have been combined. The combined presentation does not comply with United States generally accepted accounting principles, or GAAP, but is presented because we believe it provides the most meaningful comparison of our financial results. Included in the release is a reconciliation of the GAAP presentation to the combined presentation.

Further, as a result of our new organizational structure and to reflect how the overall business is now managed, we have made a change in our reportable segments to reflect the combination of the United States and Latin America Nonwovens segments into the Americas Nonwovens segment.

Second Quarter 2012 Highlights:

•	Higher Volume Growth in All Regions Drives Top Line Results

◦
Total sales volumes grew 9.8% compared to the prior year period, and 7.0% excluding volumes from the Colombia operations that were disrupted in first half of fiscal year 2011. The year-over-year volume growth reflected contributions of new capacity in the Americas and Asia, combined with improved demand in certain industrial markets.

◦
Offsetting solid underlying volume growth were the impact from the negative effect of foreign currency translation and lower selling prices from the pass-through of lower raw material costs and market pricing trends.

◦	Net sales for the second quarter of 2012 were $296.2 million compared with $296.5 million for the second quarter of 2011 and $295.2 million in the first quarter of 2012.

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PGI Reports Second Quarter 2012 Results

August 13, 2012

•	Changes in Raw Material Costs Impact Profitability as Expected

◦	Gross profit was $46.4 million for the second quarter of 2012 compared with $48.6 million in the second quarter of 2011 and $53.2 million in the first quarter of 2012.

◦
Unit profit was negatively impacted by a volatile raw material environment, resulting in lower sales prices relative to raw material costs, and increased lease expense associated with the new line in Virginia. This effect was somewhat offset by year-over-year efficiencies from operations in Asia and carded operations in the Americas and continued cost controls that resulted in lower SG&A costs. Profitability was also impacted by higher depreciation expense and foreign currency translation compared to the prior year period.

◦
Adjusted EBITDA for the second quarter of 2012 was $29.1 million compared with $34.2 million in the second quarter of 2011 and $36.8 million in the first quarter of 2012. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

•	Growth Investments and New Global Operating Structure are Improving Positioning in Highly Competitive Environment

◦	New investments in Suzhou, China and Waynesboro, Virginia contributed year-over-year and sequential growth in volume and sales.

◦	New organizational structure has been implemented to match resources with existing growth opportunities as well as to identify and develop new applications of PGI technologies and capabilities.

•	Strong Cash Generation and Disciplined Working Capital Management Continues

◦	Liquidity remained strong with cash balances of $78.1 million as of quarter end.

◦	Investments in operating working capital improved year-over-year to 3.2% of net sales as of June 30, 2012 compared to 7.0% of net sales in the prior year period.

◦	New organizational structure on track to exceed original targeted annualized savings objective in fiscal year 2013.

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “The results for the second quarter were in line with our prior indications and were affected by the expected headwinds from raw material cost volatility, as well as an increased competitive environment due to industry overcapacity. Despite these challenges, we executed well in driving volume growth in all regions. As we enter the third quarter, a moderating raw material cost environment in the Americas and the expected benefits from a new organizational structure provide the foundation for meaningful profit improvement in the second half of the year.”

SECOND QUARTER 2012 RESULTS
Net sales for the second quarter of 2012 were $296.2 million compared with $296.5 million for the second quarter ended July 2, 2011 and $295.2 million in the first quarter of 2012. The year-over-year volume growth that was primarily achieved in the hygiene, healthcare and wipes market segments was fully offset by lower sales price/mix from the Nonwovens segments and unfavorable foreign currency translation rates. Foreign currency translation rates negatively impacted sales by approximately $14.2 million compared with the second quarter of 2011.

Gross profit was $46.4 million for the second quarter of 2012 compared with $48.6 million for the second quarter of 2011 and $53.2 million for the first quarter of 2012. The year-over-year decrease was predominately due to an increase in lease expense associated with the new spunmelt line installed in the U.S. and the increase in depreciation associated with the new spunmelt manufacturing lines in the U.S. and China, offset by manufacturing efficiencies. Raw material costs were lower by $8.3 million, but were fully offset by decreases in sales price/mix of $8.5 million from the pass-through of lower

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PGI Reports Second Quarter 2012 Results

August 13, 2012

raw material costs associated with both index-based selling agreements and market-based pricing trends, and changes in product mix. Raw material costs decreased through the second quarter of 2012 and have continued to decrease in July 2012. As a result, the company expects a favorable impact to profitability in the third quarter.

The quarter-over-quarter decrease of $6.8 million in gross profit was due primarily to the previously-indicated changes in raw material prices relative to selling price changes and the effect of competitive selling pressures from excess industry capacity in several regions. These changes, in addition to the impact of sales and mix changes from the first quarter of 2012 to the second quarter of 2012, negatively impacted gross profit by approximately $5.0 million. Sales volumes were 1.6% lower in the second quarter of 2012 compared with the first quarter of 2012, contributing to a $1.5 million decrease, but are expected to increase slightly in the third quarter of 2012. Increases in depreciation expense during the quarter were offset by improvements in manufacturing costs, and foreign currency movements negatively impacted the quarter-over-quarter comparison.

Operating income for the second quarter of 2012 was $2.6 million compared with operating income of $7.2 million in the second quarter of 2011 and operating income of $17.0 million in the first quarter of 2012. Of the $4.6 million year-over-year decline in operating income, $5.7 million was due to higher special charges, primarily associated with costs resulting from the internal redesign and restructuring of global operations initiative. The net impact of the previously discussed increase in volumes due to the disruption in operations in fiscal 2011 at our Colombia facility, combined with other changes in the business, resulted in an increase in operating income due to volume of $3.5 million. The $2.1 million year-over-year decrease in selling, general and administrative costs was principally due to: effects of foreign currency movements of $1.5 million; $1.0 million of benefits from cost control initiatives resulting in lower salaries and benefits and travel and entertainment expenses; a $0.8 million increase in volume-related expenses , such as distribution (including shipping and handling) costs, selling and marketing costs, and sales-related taxes; and $0.4 million lower spending in other categories. The $2.0 million increase in depreciation and amortization expense was primarily associated with the new spunmelt manufacturing lines installed in fiscal 2011. The $2.3 million increase in manufacturing costs was primarily due to $2.1 million of additional lease expense associated with the new spunmelt manufacturing line in the U.S. Other manufacturing costs were higher as a result of the net impact of improvements in underlying efficiencies, offset by ramp-up costs of new lines and facilities implementing upgraded capabilities.

Special charges for the second quarter of 2012 were $8.8 million and consisted of: $7.4 million of employee termination expenses, professional consulting fees, employee relocation and recruitment fees, and other professional and administrative costs associated with our internal redesign and restructuring of global operations initiative; $0.5 million of employee termination and severance expenses associated with our IS support outsource initiative; $0.3 million of employee termination and severance expenses associated with our plant realignment cost initiatives; $0.1 million of professional fees associated with the Merger; and $0.5 million of other restructuring costs and other charges related to our pursuit of other business transaction opportunities.

After recording a $1.2 million income tax benefit, the company reported a net loss attributable to PGI for the second quarter of 2012 of $12.1 million compared with a net loss attributable to PGI of $9.4 million in the second quarter of 2011 and a net loss attributable to PGI of $0.3 million in the first quarter of 2012.

SIX MONTHS ENDED JUNE 30, 2012, AND JULY 2, 2011 (COMBINED) RESULTS

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PGI Reports Second Quarter 2012 Results

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Net sales for the six months ended June 30, 2012 were $591.4 million compared with $580.1 million for the six months ended July 2, 2011. The increase was due primarily to higher volumes in the company’s Nonwovens segments, with increases in all regions, and higher volumes in the Oriented Polymers segment. A higher price/mix in the Oriented Polymers segment was more than offset by a lower price/sales mix in the Americas and Europe regions in Nonwovens, primarily due to the pass-through of lower raw material costs. Foreign currency translation rates negatively impacted sales by approximately $19.0 million compared with the prior-year period.
Gross profit for the six months ended June 30, 2012 was $99.6 million compared with $89.4 million for the six months ended July 2, 2011. The increase was primarily the result of the absence of $11.7 million of purchase accounting adjustments in 2011 primarily associated with the stepped up inventory values and higher volume related to the disruption in operations during 2011 at our Colombia facility, offset by an increase in lease expense associated with the new spunmelt line installed in the U.S. and the increase in depreciation associated with the new spunmelt manufacturing lines in the U.S. and China. Raw material costs were lower by $13.0 million, but were offset by decreases in sales price/mix of $12.6 million from the pass-through of lower raw material costs associated with both index-based selling agreements and market-based pricing trends, and changes in product mix.
The company reported operating income for the six months ended June 30, 2012 of $19.6 million compared with an operating loss of $35.5 million for the six months ended July 2, 2011. Of the $55.1 million improvement in the year-over-year operating income, $37.7 million was due to lower special charges, primarily associated with costs resulting from the Merger, $11.7 million due to the absence of purchase accounting adjustments primarily associated with stepped-up inventory values, and $9.1 million due to favorable volumes. The $6.1 million year-over-year decrease in selling, general and administrative costs was principally due to a $2.3 million decrease due to foreign currency movements; a $1.3 million decrease in volume-related expenses; $1.1 million of lower incentive compensation expense; and a $0.8 million decrease in employee and travel and entertainment expenses due to cost reduction initiatives. Manufacturing costs were $4.5 million higher due primarily to $4.1 million of additional lease expense associated with the new spunmelt manufacturing line in the U.S.
After recognizing $3.3 million of income tax expense, the company reported a net loss attributable to PGI for the six months ended June 30, 2012 of $12.4 million compared with a net loss attributable to PGI of $63.8 million for the six months ended July 2, 2011.
FINANCIAL METRICS
Net debt (defined as total debt less cash balances) as of June 30, 2012 was $518.8 million compared with $527.7 million as of December 31, 2011. Capital expenditures for the second quarter were $16.3 million. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $38.0 million as of June 30, 2012, or 3.2% of second quarter 2012 annualized sales, compared with $82.8 million as of July 2, 2011, or 7.0% of second quarter 2011 annualized sales.

ADJUSTED EBITDA
Adjusted EBITDA for the second quarter of 2012 was $29.1 million compared with $34.2 million in the second quarter of 2011 and $36.8 million in the first quarter of 2012 due primarily to higher volumes in all regions, offset by the impact of the pass-through of lower raw material costs on sales/price mix, the absence of a proforma addback in the prior-year period reflecting the annualized incremental contribution from the company’s Colombia operations prior to the flood, and the impact from the higher lease expense associated with the company’s new line in Waynesboro, Virginia.

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PGI Reports Second Quarter 2012 Results

August 13, 2012

NON-GAAP FINANCIAL MEASURES
As more fully described in the company’s Annual Report on Form 10-K, the Merger was accounted for in accordance with GAAP for business combinations. Accordingly, our accounting for the Merger required that the purchase accounting treatment of the Merger be “pushed down”, resulting in the adjustment of all of our net assets to their respective fair values as of the Merger date of January 28, 2011. Although we continued as the same legal entity after the Merger, the application of push down accounting represents the termination of the old reporting entity and the creation of a new reporting entity. Accordingly, the two entities are not presented on a consistent basis of accounting. As a result, our consolidated financial statements for 2011 are presented for the period from January 29, 2011 through July 2, 2011 for the new reporting entity succeeding the Merger (the “Successor”), and for the period from January 2, 2011 through January 28, 2011 for the old reporting entity preceding the Merger (the “Predecessor”). The combined presentation in this press release is a “non-GAAP financial measure” and does not comply with GAAP, but is presented because we believe it provides the most meaningful comparison of our results. The results of the Successor are not comparable to the results of the Predecessor due to the difference in basis of presentation of purchase accounting as compared to historical cost.

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s indenture and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude the effects of currency and certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Senior Secured Notes and the credit agreement governing our ABL facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Included in this release are reconciliations of the GAAP presentation to the combined presentation for the six months ended July 2, 2011 and a reconciliation of net loss to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world's leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 13 manufacturing and converting facilities in 9 countries throughout the world.

EARNINGS CONFERENCE CALL
PGI will conduct an investor conference call, including presentation slides, starting at 10:30 a.m. ET on Tuesday, August 14, 2012. A live webcast of the conference call and presentation material can be

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PGI Reports Second Quarter 2012 Results

August 13, 2012

accessed by visiting PGI's investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (866) 578-5771 or (617) 213-8055 and entering the passcode, 64416935. A replay of the conference call will be available until August 21, 2012, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 97518701. Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman	Cliff Bridges
Chief Financial Officer	Sr. Director, Corporate Communications
(704) 697-5186	(704) 697-5168
normand@pginw.com	bridgesc@pginw.com

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PGI Reports Second Quarter 2012 Results

August 13, 2012

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Three Months Ended June 30, 2012,
Three Months Ended March 31, 2012, and
Three Months Ended July 2, 2011
(In Thousands)

	Successor
	Three Months Ended June 30, 2012	Three Months Ended March 31, 2012	Three Months Ended July 2, 2011

Net sales	$296,244	$295,171	$296,457
Cost of goods sold	249,825	241,984	247,845
Gross profit	46,419	53,187	48,612
Selling, general and administrative expenses	35,180	34,131	37,335
Special charges, net	8,753	2,419	3,120
Other operating (income) loss, net	(159)	(361)	971
Operating income	2,645	16,998	7,186
Other expense (income):
Interest expense, net	12,738	12,848	12,419
Foreign currency and other loss (gain), net	3,160	(62)	1,014
(Loss) income before income tax expense and discontinued operations	(13,253)	4,212	(6,247)
Income tax (benefit) expense	(1,159)	4,477	599
Loss from continuing operations	(12,094)	(265)	(6,846)
Loss from discontinued operations, net of tax	—	—	(2,553)
Net loss attributable to Polymer Group, Inc.	$(12,094)	$(265)	$(9,399)

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PGI Reports Second Quarter 2012 Results

August 13, 2012

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Six Months Ended June 30, 2012,
Five Months Ended July 2, 2011 and
One Month Ended January 28, 2011
(In Thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2012	Five Months Ended July 2, 2011	One Month Ended January 28, 2011

Net sales	$591,415	$495,494	$84,606
Cost of goods sold	491,809	422,174	68,531
Gross profit	99,606	73,320	16,075
Selling, general and administrative expenses	69,310	63,822	11,564
Special charges, net	11,172	28,068	20,824
Other operating (income) loss, net	(519)	1,201	(564)
Operating income (loss)	19,643	(19,771)	(15,749)
Other expense:
Interest expense, net	25,587	20,647	1,922
Foreign currency and other loss, net	3,097	1,363	82
Loss before income tax expense and discontinued operations	(9,041)	(41,781)	(17,753)
Income tax expense	3,318	678	549
Loss from continuing operations	(12,359)	(42,459)	(18,302)
(Loss) income from discontinued operations, net of tax	—	(3,044)	182
Net loss	(12,359)	(45,503)	(18,120)
Net income attributable to noncontrolling interests	—	(59)	(83)
Net loss attributable to Polymer Group, Inc.	$(12,359)	$(45,562)	$(18,203)

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PGI Reports Second Quarter 2012 Results

August 13, 2012

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Combined*
(In Thousands)

	Predecessor	Successor	Combined*
	January 2, 2011 to January 28, 2011	January 29, 2011 to July 2, 2011	January 1, 2011 to July 2, 2011

Net sales	$84,606	$495,494	$580,100
Cost of goods sold	68,531	422,174	490,705
Gross profit	16,075	73,320	89,395
Selling, general and administrative expenses	11,564	63,822	75,386
Special charges, net	20,824	28,068	48,892
Other operating (income) loss, net	(564)	1,201	637
Operating loss	(15,749)	(19,771)	(35,520)
Other expense:
Interest expense, net	1,922	20,647	22,569
Foreign currency and other loss, net	82	1,363	1,445
Loss before income tax expense and discontinued operations	(17,753)	(41,781)	(59,534)
Income tax expense	549	678	1,227
Loss from continuing operations	(18,302)	(42,459)	(60,761)
Income (loss) from discontinued operations, net of tax	182	(3,044)	(2,862)
Net loss	(18,120)	(45,503)	(63,623)
Net income attributable to noncontrolling interests	(83)	(59)	(142)
Net loss attributable to Polymer Group, Inc.	$(18,203)	$(45,562)	$(63,765)

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PGI Reports Second Quarter 2012 Results

August 13, 2012

P O L Y M E R G R O U P, I N C.
Condensed Consolidated Balance Sheets (Unaudited)
(In Thousands)

	June 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$78,070	$72,742
Accounts receivable, net	139,470	141,172
Inventories	97,780	103,911
Other current assets	42,987	40,448
Total current assets	358,307	358,273

Property, plant and equipment, net	486,175	493,352
Goodwill and intangible assets, net	159,931	164,297
Other assets	42,496	44,656
Total assets	$1,046,909	$1,060,578

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$199,249	$190,516
Current portion of long-term debt and short-term borrowings	13,261	12,592
Other current liabilities	4,226	2,714
Total current liabilities	216,736	205,822

Long-term debt	583,637	587,853
Other noncurrent liabilities	76,175	79,606
Total liabilities	876,548	873,281

Total PGI shareholders' equity	170,361	187,297
Total liabilities and equity	$1,046,909	$1,060,578

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PGI Reports Second Quarter 2012 Results

August 13, 2012

P O L Y M E R G R O U P, I N C.
Selected Financial Data (Unaudited)
(In Thousands)
	Successor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	June 30,	March 31,	July 2,
	2012	2012	2011
Selected Financial Data
Depreciation and amortization expense included in operating income	15,840	15,167	13,897
Noncash compensation costs included in operating income	209	204	112
Amortization of loan acquisition costs	685	685	684
Capital expenditures	16,318	13,312	23,117
U.S. manufacturing line operating lease expense	2,067	2,067	—
Special charges, net
Restructuring and plant realignment costs	8,311	1,747	770
Blackstone Acquisition Costs	89	361	1,199
Colombia flood	—	57	542
Other	353	254	609

Special charges, net	8,753	2,419	3,120
Other operating (income) loss, net including Foreign Currency (Income) Loss

Americas Nonwovens	(57)	(251)	181
Europe Nonwovens	443	(189)	(93)
Asia Nonwovens	(189)	62	—
Oriented Polymers	(346)	17	93
Unallocated Corporate, net of eliminations	(10)	—	790

Other operating (income) loss, net including Foreign Currency (Income) Loss	(159)	(361)	971

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PGI Reports Second Quarter 2012 Results

August 13, 2012

P O L Y M E R G R O U P, I N C.
Selected Financial Data (Unaudited)
(In Thousands)
	Successor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	June 30,	March 31,	July 2,
	2012	2012	2011
Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss for the periods presented:

Net loss	(12,094)	(265)	(9,399)
(Income) loss from discontinued operations	—	—	2,336
Loss from sale of discontinued operations	—	—	216
Net income attributable to noncontrolling interest	—	—	—
Interest expense, net	12,739	12,848	12,420
Income and franchise tax benefit	(1,005)	4,494	716
Depreciation & amortization	15,840	15,167	13,860
Adjustments resulting from application from purchase accounting	254	262	1,629
Non-cash compensation	215	204	112
Special charges	8,753	2,419	3,121
Acquisition and Integration Expenses	—	—	—
Foreign currency and other non-operating loss, net	3,000	(422)	2,174
Severance and relocation expenses	410	767	848
Unusual or non-recurring charges, net	—	106	439
Business optimization expense	286	420	219
Management, monitoring and advisory fees	750	750	812
Impact of the Spain lease	—	—	—
Annualized incremental contribution from Mexico spunmelt line	—	—	—
Annualized incremental contribution from Cali, Colombia spunmelt lines	—	—	4,732
Public company costs	—	—	—

Adjusted EBITDA	$29,148	$36,750	$34,235

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PGI Reports Second Quarter 2012 Results

August 13, 2012

		Combined*
	Six Months	Six Months
	Ended	Ended
	June 30,	July 2,
	2012	2011
Selected Financial Data

Depreciation and amortization expense included in operating income	31,007	26,779

Noncash compensation costs included in operating income	413	14,072

Amortization of loan acquisition costs	1,370	1,211

Capital expenditures	29,630	41,989

U.S. manufacturing line operating lease expense	4,135	—

Special charges, net

Restructuring and plant realignment costs	10,058	1,246
Blackstone Acquisition Costs	450	31,550
Accelerated vesting of share-based awards	—	12,694
Colombia flood	—	2,324
Asset impairment charges	—	—
Other	664	1,078

Special charges, net	11,172	48,892

Other operating (income) loss, net including Foreign Currency (Income) Loss

Americas Nonwovens	(308)	132
Europe Nonwovens	254	(185)
Asia Nonwovens	(126)	—
Oriented Polymers	(329)	19
Unallocated Corporate, net of eliminations	(10)	671

Other operating (income) loss, net including Foreign Currency (Income) Loss	(519)	637

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PGI Reports Second Quarter 2012 Results

August 13, 2012

		Combined*
	Six Months	Six Months
	Ended	Ended
	June 30,	July 2,
	2012	2011
Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss for the periods presented:
Net loss	(12,359)	(63,765)
(Income) loss from discontinued operations	—	2,645
Loss from sale of discontinued operations	—	216
Net income attributable to noncontrolling interest	—	141
Interest expense, net	25,587	22,570
Income and franchise tax benefit	3,489	1,638
Depreciation & amortization	31,007	26,706
Adjustments resulting from application from purchase accounting	516	14,249
Non-cash compensation	419	1,401
Special charges	11,172	48,892
Acquisition and Integration Expenses	—	—
Foreign currency and other non-operating loss, net	2,578	2,416
Severance and relocation expenses	1,177	1,148
Unusual or non-recurring charges, net	106	547
Business optimization expense	706	238
Management, monitoring and advisory fees	1,500	1,375
Impact of the Spain lease	—	419
Annualized incremental contribution from Mexico spunmelt line	—	—
Annualized incremental contribution from Cali, Colombia spunmelt lines	—	10,467
Public company costs	—	183

Adjusted EBITDA	65,898	71,486

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PGI Reports Second Quarter 2012 Results

August 13, 2012

	Last Twelve	Last Twelve
	Months Ended	Months Ended
	June 30,	December 31,
Adjusted EBITDA	2012	2011

The following table reconciles Adjusted EBITDA to net loss for the periods presented:

Net loss	(42,968)	(94,374)
(Income) loss from discontinued operations	2,720	5,365
Loss from sale of discontinued operations	519	735
Net income attributable to noncontrolling interest	—	141
Interest expense, net	51,347	48,330
Income and franchise tax benefit	(427)	(2,278)
Depreciation & amortization	62,425	58,124
Adjustments resulting from application from purchase accounting	2,140	15,873
Non-cash compensation	805	1,787
Special charges	24,449	62,170
Acquisition and Integration Expenses	—	—
Foreign currency and other non-operating loss, net	21,677	21,514
Severance and relocation expenses	2,432	2,403
Unusual or non-recurring charges, net	848	1,287
Business optimization expense	990	523
Management, monitoring and advisory fees	3,125	3,000
Impact of the Spain lease	—	419
Annualized incremental contribution from Mexico spunmelt line	—	—
Annualized incremental contribution from Cali, Colombia spunmelt lines	5,225	15,692
Public company costs	—	183

Adjusted EBITDA	135,307	140,894

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